EXHIBIT  11


                             PERIPHONICS CORPORATION
                    COMPUTATION OF EARNINGS PER COMMON SHARE
                      (In thousands, except per share data)

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                                                                                    Year Ended May 31,

                                                                              1996         1995           1994
                                                                              ----         ----           ----
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COMPUTATION OF ADJUSTED NET EARNINGS:
   Earnings before cumulative effect of change in accounting
     principle                                                              $ 9,215      $ 3,184       $  2,034
   Cumulative effect of change in accounting principle                          -            -              (83)
                                                                            -------      -------       --------
   Net earnings for primary and fully diluted earnings per
     common share computation                                               $ 9,215        3,184       $  1,951
                                                                            =======      =======       ========

COMPUTATION OF ADJUSTED WEIGHTED AVERAGE
   SHARES OUTSTANDING:
   Weighted average shares outstanding                                        6,445        4,135          3,750
   Add:  Shares assumed to be issued upon conversion of Series A
     preferred stock                                                            -            623            750
   Add:  Shares assumed to be issued upon conversion of preferred
     stock issued by subsidiary through exercise of a warrant                    39           39             39
   Add:  Effect of stock options outstanding                                    146           92             75
                                                                            -------      -------       --------
   Weighted average shares and common equivalent shares used
     for primary earnings per common share computation                        6,630        4,889          4,614
   Add:  Effect of additional stock options outstanding for fully
     diluted computation                                                         44          -                5
                                                                            -------       ------            -
   Weighted average shares and common equivalent shares used
     for fully diluted earnings per common share computation                  6,674        4,889          4,619
                                                                            ========     =======       ========

EARNINGS PER COMMON AND COMMON EQUIVALENT SHARE:
   PRIMARY:
   Earnings before cumulative effect of change in
     accounting principle                                                   $  1.39      $  .65        $   0.44
   Cumulative effect of change in accounting principle                          -            -            (0.02)
                                                                            -------      ------        ---------
   Net earnings                                                             $  1.39      $  .65        $   0.42
                                                                            =======      ======        =========

   FULLY DILUTED:
   Earnings before cumulative effect of change in
     accounting principle                                                   $  1.38      $  .65       $    0.44
   Cumulative effect of change in accounting principle                          -           -             (0.02)
                                                                            -------      --------     ----------
   Net earnings                                                             $  1.38      $  .65       $    0.42
                                                                            =======      ========     =========

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